Exhibit 99.1

TransCode Therapeutics Announces Publication of Preclinical Data Supporting Therapeutic Potential of TTX-MC138 in Glioblastoma

•         TTX-MC138 is delivered to glioblastoma tumors in murine models of the disease, following intravenous injection

•         TTX-MC138 demonstrated suppression of miR-10b target and extended survival in aggressive glioblastoma models

•         Study supports future clinical development of TTX-MC138 for patients with glioblastoma

BOSTON, January 6, 2026 - TransCode Therapeutics, Inc. (NASDAQ: RNAZ), a clinical stage company pioneering immuno-oncology and RNA therapeutics for the treatment of high risk and advanced cancer, today announced the publication of preclinical research supporting the application of its lead candidate, TTX-MC138, for the treatment of glioblastoma multiforme (GBM). The article was published in the peer-reviewed Journal of Functional Biomaterials (Volume 17, Issue 1). The study, entitled “Nanotherapy Targeting miR-10b Improves Survival in Orthotopic Glioblastoma Models,” resulted from a collaboration between TransCode and Michigan State University. The study was led by Dr. Anna Moore, Professor, Director of the Precision Health Program, and Associate Dean for Research Development at the College of Human Medicine at Michigan State University and scientific co-founder of TransCode.

Glioblastoma is the most aggressive primary brain cancer, with median survival under two years from diagnosis despite current standard-of-care interventions. The molecular target of TTX-MC138, microRNA10-b (miR-10b), is highly expressed in GBM cells where it drives tumor survival, growth and invasiveness.

The study demonstrated delivery of TTX-MC138 to human GBM tumors implanted into the brains of murine models after intravenous injection, resulting in sustained target engagement within the tumor. TTX-MC138 also induced apoptotic activity in tumors by five-fold, consistent with observed induction of tumor cell death. Importantly, treatment with TTX-MC138 resulted in a statistically significant increase in survival.

These findings demonstrate the capability of TransCode’s TTX platform to systemically deliver antisense oligonucleotides (ASOs) to brain neoplasms and further supports its potential utility in overcoming key delivery barriers, including nucleic acid degradation and limited tumor penetration. Considering that investigational new drug (IND) enabling studies as well as pharmacokinetics, biodistribution, and required toxicity studies for TTX-MC138 have already been completed and that the formulation has shown appreciable safety in Phase I clinical trials in patients with non-central nervous system (CNS) cancers, these results support advancing TTX-MC138 to future clinical evaluation in patients with GBM.

“This research represents an important step forward in targeting one of the most treatment-resistant forms of cancer,” said Dr. Zdravka Medarova, CSO of TransCode. “By pairing our differentiated delivery approach with robust biological support, we are broadening the potential reach of our RNA-based therapeutics beyond metastatic solid tumors,” added Dr. Medarova.

TTX-MC138 is currently evaluated in metastatic disease in a Phase 1a clinical trial, with a Phase 2a clinical trial anticipated to begin in the first half of 2026, underscoring the translational relevance of this approach.

About TransCode Therapeutics

TransCode Therapeutics is a clinical stage company pioneering immuno-oncology and RNA therapeutic treatments of high risk and advanced cancers. The company’s lead therapeutic candidate, TTX-MC138, is focused on treating metastatic tumors that overexpress microRNA-10b, a unique, well-documented biomarker of metastasis. In addition, TransCode has a portfolio of other first-in-class therapeutic candidates designed to mobilize the immune system to recognize and destroy cancer cells. For more information, visit www.transcodetherapeutics.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning the value of TTX-MC138 for the treatment of GBM, statements concerning the timing, conduct and results of TransCode’s collaborations, statements concerning TransCode’s clinical trials, statements concerning the timing of clinical trials, statements about microRNAs and their involvement in cancer, statements concerning the therapeutic potential of TransCode’s TTX delivery platform and statements concerning the therapeutic potential of TransCode’s TTXMC138 and other therapeutic candidates. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risks associated with drug discovery and development; the risk that the results of clinical trials will not be consistent with TransCode’s preclinical studies or expectations or with results from previous clinical trials; risks associated with the conduct of clinical trials; risks associated with TransCode’s financial condition and its need to obtain additional funding to support its business activities, including TransCode’s ability to continue as a going concern; risks associated with the timing and outcome of TransCode’s planned regulatory submissions; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with TransCode’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; risks of competition from other companies developing products for similar uses; risks associated with TransCode’s dependence on third parties; and risks associated with geopolitical events and pandemics, including the COVID-19 coronavirus and military actions. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause TransCode’s actual results to differ from those contained in or implied by the forward-looking statements, see the section entitled “Risk Factors” in TransCode’s Annual Report on Form 10-K for the year ended December 31, 2024, as well as discussions of potential risks, uncertainties and other important factors in any subsequent TransCode filings with the Securities and Exchange Commission. All information in this press release is as of the date of this release; TransCode undertakes no duty to update this information unless required by law.

For more information and partnering opportunities, please contact:

TransCode Therapeutics, Inc.
Tania Montgomery, VP of Business Development
tania.montgomery@transcodetherapeutics.com